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                                                                    EXHIBIT 99.1

                                                           Contact: Larry Dorman
                                                                  Krista Mallory
                                                                    760-931-1771

              CHUCK YASH NAMED PRESIDENT OF CALLAWAY GOLF COMPANY


          CARLSBAD, CA., August 17, 1999 - The Board of Directors of Callaway Golf Company (NYSE:ELY) today announced the appointment of Chuck Yash to the post of President of Callaway Golf Company effective immediately. Mr. Yash, who has been President and CEO of the wholly-owned subsidiary Callaway Golf Ball Company since its inception in May of 1996, also was designated today to succeed current CEO Ely Callaway as the new CEO of the parent Callaway Golf Company by Dec. 31, 2000 or when Mr. Callaway ceases to be involved in active management of the company -- whichever comes earlier.

          "I am very pleased with the board's decision to appoint Chuck Yash as president and to designate Mr. Yash as my eventual successor as CEO not later than Dec. 31, 2000," said Mr. Callaway, 80. "Throughout his tenure at Callaway Golf over the past 3 years, he has demonstrated tremendous leadership skills and a broad understanding of our company and of the industry.

          "He was given the unprecedented task of starting a golf ball company from scratch, of building a golf ball plant, assembling a team and developing a product - all in parallel," Mr. Callaway continued. "He has done an excellent job. I'm confident that Chuck Yash is the right choice to lead our company into the new millennium."

          Mr. Yash, 50, will continue to head the Callaway Golf Ball Company, which will introduce its product into the marketplace in January, 2000, according to the company's original schedule. Mr. Yash came to Callaway Golf from Taylor Made Golf, where he was president for four years, overseeing that company's successful turnaround. Prior to that he spent 13 years at Spalding, the last four as Vice President and General Manager of the golf division. A graduate of the United States Naval Academy at Annapolis, Mr. Yash earned his MBA at Harvard University following his tour of duty in the U.S. Navy.

          "This is a tremendous responsibility and opportunity," said Mr. Yash. "I am thrilled that the board of directors and Mr. Callaway have demonstrated such confidence in me. I look forward to the great opportunities that lie ahead for Callaway Golf and for Callaway Golf Ball Company. These truly are exciting times, and I am convinced that the team we have assembled to move forward is the best team in the industry."

For more information about Callaway Golf Company, please visit our web sites on the internet at www.callawaygolf.com.
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